Exhibit 5-3

[Calfee, Halter & Griswold LLP Letterhead]

August 10, 2018

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Re:	FirstEnergy Corp. Savings Plan Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to FirstEnergy Corp. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register 8,000,000 additional shares of common stock, $0.10 par value per share, of the Company (“Common Stock”) which may be issuable pursuant to the FirstEnergy Corp. Savings Plan (as amended and restated to date, the “Savings Plan”).

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such documents and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, in particular, the FirstEnergy Corp. Savings Plan, as amended and restated as of January 1, 2015, and the amendments thereto, dated as of January 26, 2016 and November 1, 2016 (collectively, the “2015 Amended and Restated Savings Plan”), and amendments thereto adopted thereafter (including an amendment and restatement as of January 1, 2017, and amendments dated as of November 8, 2017, February 6, 2018, and May 29, 2018 (collectively, to the extent not already contained in the 2015 Amended and Restated Savings Plan, the “Amendments”)). On October 27, 2016, the Internal Revenue Service issued a favorable determination letter with respect to the qualified status of the 2015 Amended and Restated Savings Plan (the “IRS Determination Letter”).

For purposes of this opinion, we have assumed the authenticity and proper adoption of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity and proper adoption of the originals of all documents submitted to us as copies.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that the provisions of the written documents constituting the Amendments are in compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions.

Our opinion expressed above is based exclusively on the Amendments as they are constituted as of the date hereof and on the requirements of ERISA in effect as of the date hereof.

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. Also, in expressing our views herein, we have relied as to certain matters on information and determinations obtained from public officials, including, without limitation, the IRS Determination Letter (noting that the IRS Determination Letter constitutes prima facie evidence of compliance with certain aspects of ERISA), and from other sources believed by us to be responsible.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as Exhibit 5-3 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Please note that we are opining only as to the matters expressly set forth herein and no opinion should be inferred or implied beyond that expressly stated herein, or which may extend beyond the limitations indicated herein. We assume no obligation to revise or supplement this opinion should the Savings Plan be revised or should ERISA or the requirements thereunder be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP
Calfee, Halter & Griswold LLP